Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2011 Financial Results

WINTER PARK, Fla.--(BUSINESS WIRE)--October 26, 2011--Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 25, 2011.

Highlights for the third quarter of 2011 compared to the third quarter of 2010 were as follows:

  Total revenues rose 2% to $80.2 million compared to $78.6 million in the prior year.
  Net income available to preferred and common shareholders of $85 thousand, or $0.00 per diluted share, compared to a net loss of $477 thousand, or ($0.01) per diluted share, in the third quarter of 2010.
  Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 2.6%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 0.7%.
  Food and beverage costs, as a percentage of restaurant sales, increased 120 basis points to 31.1%, driven primarily by unfavorable beef costs in addition to higher dairy, oil and grain-based products.
  Restaurant operating expenses, as a percentage of restaurant sales, increased 40 basis points to 56.3%, primarily due to increased health insurance costs which offset the benefit of increased sales leverage.
  All other operating costs were down 7% primarily due to reduced marketing expense.
  At the end of the third quarter of 2011, the Company had $39.4 million in debt outstanding under its senior credit agreement down from $67.0 million a year ago. This contributed to a $300 thousand reduction in interest expense year-over-year.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “We’re pleased to have delivered our sixth consecutive quarter of comparable sales growth and our seventh consecutive quarter of traffic gains in the Ruth’s Chris brand, despite what turned out to be a challenging external environment. While our profit was modest this quarter, it was significant in that it was our first profit in four years in what is our seasonally weakest quarter from a sales perspective. I am grateful for the efforts of our team members and would like to thank them for their extraordinary effort and continued dedication. By focusing on high-level execution and creating great value for our guests, we believe we have strengthened and stabilized our brand. Our balance sheet remains strong and we continue to be prudent in evaluating our development opportunities.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income were $80.2 million compared to $78.6 million in the third quarter of 2010.

Company-owned restaurant sales increased 1.9% to $77.1 million for the third quarter of 2011 from $75.7 million in the same quarter last year. Total operating weeks decreased 0.2% to 1,103 from 1,105 due to the relocation of our Portland restaurant.

Average weekly sales for Ruth’s Chris Steak House were $72 thousand in the third quarter of 2011 compared to $70 thousand in the third quarter of 2010. Average weekly sales at Mitchell’s Fish Market were $66 thousand compared to $67 thousand in the prior year third quarter.

For the third quarter of 2011, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 2.6%, which consisted of an entrée increase of 1.2% along with an average check increase of 1.4%. Comparable restaurant sales at Mitchell’s Fish Market decreased 0.7%, which consisted of an entrée decrease of 2.4% and an average check increase of 1.8%.

Franchise income increased 10.7% to $2.9 million in the third quarter of 2011 from $2.6 million in the prior year third quarter. Comparable franchise-owned restaurant sales increased 6.1% with strong growth in the international markets. In September, we opened a franchised restaurant in Grand Rapids, MI in the historic Amway Grand Hotel.

Operating income was $1.7 million in the third quarter of 2011 compared to $1.7 million in the prior year third quarter.

Net income available to preferred and common shareholders was $85 thousand, or $0.00 per diluted share, compared to a net loss of $477 thousand, or ($0.01) per diluted share, in the third quarter of 2010.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is updating its previous 2011 outlook:

  Cost of goods sold of 30.5% to 31.5% of restaurant sales
  Marketing and advertising of 3.0% to 3.5% of total revenues
  General and administrative expenses of $23 million to $25 million
  Effective tax rate of 30% in the fourth quarter resulting in a full year rate of 13% to 15%
  Capital expenditures of $8 to $10 million, down from $10 to $12 million in its previous outlook
  Free cash flow of $23 to $25 million, up from $21 to $23 million in its previous outlook
  Fully-diluted shares outstanding of 43.0 million to 44.0 million

Conference Call

The Company will host a conference call to discuss third quarter 2011 financial results today at 8:00 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-419-6590 or for international callers by dialing 719-325-4746. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4774286. The replay will be available until November 2, 2011. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Winter Park, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH'S HOSPITALITY GROUP, INC
Condensed Consolidated Statements of Income - Unaudited
(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		39 Weeks Ending
	September 26,	September 25,	September 26,	September 25,
	2010	2011	2010	2011

Revenues:
Restaurant sales	$75,685	$77,087	$248,388	$258,198
Franchise income	2,645	2,928	8,358	8,866
Other operating income	282	171	3,226	2,868
Total revenues	78,612	80,186	259,972	269,932

Costs and expenses:
Food and beverage costs	22,658	23,953	73,261	79,396
Restaurant operating expenses	42,286	43,419	132,197	134,770
Marketing and advertising	2,754	1,605	8,108	7,701
General and administrative costs	5,380	5,783	16,304	17,013
Depreciation and amortization expenses	3,839	3,616	11,583	10,976
Pre-opening costs	38	150	384	192
Restructuring benefit	-	-	(1,683)	(502)
Operating income	1,657	1,660	19,818	20,386

Other income (expense):
Interest expense, net	(1,000)	(719)	(3,318)	(2,289)
Other	2	(58)	(142)	(442)

Income from continuing operations before income tax	659	883	16,358	17,655

Income tax expense	260	114	3,821	1,145

Income from continuing operations	399	769	12,537	16,510

Loss (income) from discontinued operations, net of income tax benefit (expense)	165	(28)	1,211	(425)

Net income	$234	$797	$11,326	$16,935
Preferred stock dividends	$623	$623	$1,555	$1,870
Accretion of preferred stock redemption value	$88	$89	$220	$265
Net income (loss) available to preferred and common shareholders	$(477)	$85	$9,551	$14,800
Basic earnings (loss) per common share:
Continuing operations	$(0.01)	$-	$0.27	$0.34
Discontinued operations	-	-	(0.03)	0.01
Basic earnings (loss) per share	$(0.01)	$-	$0.24	$0.35

Diluted earnings (loss) per common share:
Continuing operations	$(0.01)	$-	$0.27	$0.33
Discontinued operations	-	-	(0.03)	0.01
Diluted earnings (loss) per share	$(0.01)	$-	$0.24	$0.34

Shares used in computing net income per common share:
Basic	33,975,061	34,147,353	32,025,538	34,074,330
Diluted	33,975,061	43,338,599	39,380,308	43,239,431

RUTH'S HOSPITALITY GROUP, INC
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	December 26,	September 25,
	2010	2011
Cash and cash equivalents	5,018	2,548
Total assets	249,069	237,677
Long-term debt	51,000	39,400
Total shareholders' equity	80,361	97,083

CONTACT:
For Ruth’s Hospitality Group, Inc.
Media
Alecia Pulman, 203-682-8224
apulman@icrinc.com
or
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com